Exhibit 99

Editorial Contact:	Kevin G. Lowery
Alcoa Inc.
412-553-1424

Paul Thomas to Lead Alcoa Packaging and Consumer Products Business

New York, NY, April 28, 2006 - Alcoa announced today that effective immediately Paul Thomas, 49, has been appointed Executive Vice President and Group President of Alcoa Packaging and Consumer Products. He succeeds Ruth Mack, 51, who has left the company to pursue another business opportunity. Mr. Thomas had been Executive Vice President, People, Culture and ABS, a position he assumed in 2004. He is a member of the Alcoa Executive Council, the senior leadership group of the company responsible for setting strategic direction and policy for the organization.

In his new position, Mr. Thomas will have accountability for all of Alcoa’s packaging businesses, including consumer products, food packaging, flexible packaging, closure systems and Alcoa KAMA, the world’s largest producer of light gauge material for the thermoforming industry. In 2005, Alcoa’s Packaging and Consumer market had annual revenues of $6.2 billion, including the company’s rigid packaging division (RPD). RPD will continue to report to Helmut Wieser, Executive Vice President of Alcoa and Group President, Global Rolled Products, Hard Alloy Extrusions and Asia.

The Alcoa Packaging and Consumer group offers closure and capping systems, containers, lids, shrink sleeves, packaging materials, films, and wraps and bags where it is the market leader in the category. Well-known brands in the portfolio include Reynolds Wrap® Aluminum Foil, Reynolds Plastic Wrap, Reynolds Cut-Rite® Wax Paper and Baco® Foil in the U.K. Alcoa Packaging and Consumer Products has nearly 70 manufacturing plants worldwide.

Mr. Thomas will continue to have responsibility for leading the upcoming labor negotiations with the United Steel Workers Union.

Biographical information on Mr. Thomas follows:

Paul Thomas has 28 years of experience with Alcoa, having served in several line management roles, business unit leadership positions, and corporate executive assignments. He is a member of Alcoa’s Executive Council, the senior leadership group of the company responsible for setting strategy, policy and direction for the corporation.

In his most recent assignment as Executive Vice President, People, ABS and Culture, he had primary responsibility for driving the company’s major change initiative, deployment of the Alcoa Business System. In addition, Mr. Thomas oversaw several corporate functions, including human resources; communications; environment, health and safety; quality; and operations management consulting. He chairs Alcoa’s Employee Relations Council, which involves coordinating employee relations’ processes in Alcoa’s U.S. operations.

Mr. Thomas joined Alcoa in 1978 at the company’s Tennessee Operations. During his career, he has held several manufacturing and engineering assignments at Alcoa facilities in Tennessee and Evansville, Indiana. In 1995, Mr. Thomas was named managing director of Alcoa Manufacturing (GB) Ltd. based in Swansea, Wales. Following this assignment, he returned to the U.S. as president of Alcoa’s Engineered Products business and was elected a vice president of the company in 1998. He became president of Alcoa Mill Products in 2001 and was promoted to North American Fabricated Products Group President in 2003. A year later, he was elected an executive vice president of the company and named to the new position of executive vice president, People, ABS and Culture.